                          AGREEMENT AND PLAN OF MERGER

                AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of February 29, 1996, among Cognex Corporation, a Massachusetts corporation ("Cognex"), Cognex Software Development, Inc., a Massachusetts corporation and a wholly owned subsidiary of Cognex ("Merger Sub"), Isys Controls, Inc., a Delaware corporation ("Isys"), and Richard Rombach ("Rombach").

                                    RECITALS

                WHEREAS, the Board of Directors of Cognex, Merger Sub and Isys each have determined that it is in the best interests of their respective shareholders for Isys to merge with Merger Sub upon the terms and subject to the conditions of this Agreement;

                WHEREAS, for federal income tax purposes, it is intended that the Merger (as hereinafter defined) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests; and

                WHEREAS, Cognex, Merger Sub, Isys and Rombach desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

                NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Cognex, Merger Sub, Isys and Rombach hereby agree as follows:

                                    ARTICLE I

                       THE MERGER; EFFECTIVE TIME; CLOSING

               1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Isys and Merger Sub shall consummate a merger (the "Merger") in which (i) Merger Sub shall be merged with and into Isys and the separate corporate existence of Merger Sub shall thereupon cease, (ii) Isys shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of Isys with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation". The Merger shall have the

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effects specified in the Business Corporation Law of the Commonwealth of
Massachusetts (the "MBCL") and in the General Corporation Law of the State of Delaware ("DGCL").

               1.2 EFFECTIVE TIME. Cognex, Merger Sub and Isys will cause Articles or Certificates of Merger (the "Certificates of Merger") in the form attached to this Agreement as EXHIBIT 1.2 to be executed and filed on the date of the Closing (or on such other date as Cognex and Isys may agree) (the "Closing Date") with the Secretary of State of the Commonwealth of Massachusetts and with the Secretary of State of the State of Delaware. The Merger shall become effective at the later of the time at which the Certificates of Merger shall have been filed with the Secretary of State of the Commonwealth of Massachusetts or filed with the Secretary of State of Delaware or such later time as Cognex and Isys may agree and specify in the Certificates of Merger in accordance with Section 79 of Chapter 156B of the MBCL and with Section 252 of the DGCL, and such time of effectiveness is hereinafter referred to as the "Effective Time".

               1.3 DELIVERY OF COGNEX STOCK. Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties and agreements of Isys and Rombach contained herein, at the Closing, Cognex shall deliver to the Transfer Agent and to the Escrow Agent (each as defined below) the aggregate number of Cognex Common Shares (as defined below) issuable pursuant to this Agreement (the "Aggregate Cognex Common Shares") as follows:

                         (a) In the event the Closing Market Price, as defined below, is less than $26.00 per Cognex Common Share:

                                  (i) Ninety-five percent (95%) of the Aggregate
                         Cognex Common Shares shall be delivered to the Transfer Agent and distributed to the Isys Shareholders pursuant to Article IV of this Agreement; and

                                  (ii) Five percent (5%) of the Aggregate Cognex
                         Common Shares shall be delivered to the Escrow Agent to be held in the name of the Escrow Agent (in accordance with and subject to the rights of the holders of common stock of Isys (the "Isys Shareholders") set forth under the terms and conditions of the Escrow Agreement, as defined below) and distributed to the Isys Shareholders or to Cognex pursuant to terms and conditions of the Escrow Agreement.

                         (b) In the event the Closing Market Price is equal to or greater than $26.00 per Cognex Common Share:

                                  (i) Ninety percent (90%) of the Aggregate
                         Cognex Common Shares shall be delivered to the Transfer Agent and distributed to the Isys Shareholders pursuant to Article IV of this Agreement; and

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                                  (ii) Ten percent (10%) of the Aggregate Cognex
                         Common Shares shall be delivered to the Escrow Agent to be held in the name of the Escrow Agent (in accordance with and subject to the rights of the Isys Shareholders set forth under the terms and conditions of the Escrow Agreement) and distributed to the Isys Shareholders or to Cognex pursuant to terms and conditions of the Escrow Agreement.

                         (c) Regardless of the percentage of the Aggregate Cognex Common Shares delivered to the Transfer Agent and the Exchange Agent, respectively, the Cognex Common Shares delivered to the Transfer Agent shall be referred to as the "Exchange Shares" and the Cognex Common Shares delivered to the Escrow Agent shall be referred to as the "Escrow Shares".

                         1.4      EFFECT OF THE MERGER.  At the Effective Time,
all of the rights, privileges, powers and franchises of Isys and Merger Sub and all of their respective properties, real, personal and mixed, and all debts due on whatever account to either of them, as well as all stock subscriptions and other things in action belonging to either of them, shall be transferred to and vested in the Surviving Corporation, and all other effects specified in the DGCL shall result therefrom, without further act or deed, and all property rights, privileges, powers and franchises and other interests shall be the property of the Surviving Corporation, and the title to all real estate vested in either Isys or Merger Sub shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Surviving Corporation. The rights of creditors of either Isys or Merger Sub shall not in any way be impaired. All debts, liabilities and duties of either of Isys or Merger Sub shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

                         1.5      TAX CONSEQUENCES.  It is intended that the
Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

                        1.6 CLOSING. The closing of the Merger (the "Closing") shall take place (i) at the offices of Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, Massachusetts, at 10:00 a.m. on the business day on which all of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and/or time and/or on such other date as Cognex and Isys may agree.

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                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

                        2.1 THE CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Isys as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL.

                        2.2 THE BY-LAWS. The By-Laws of Isys in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Certificate of Incorporation of the Surviving Corporation and of the DGCL.

                                   ARTICLE III

                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

                        3.1 DIRECTORS. The directors of Isys at the Effective Time shall, from and after the Effective Time, be the following individuals: Robert J. Shillman (Chairman), John J. Rogers and Richard Rombach, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                        3.2 OFFICERS. The officers of Isys at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, with the addition of Robert J. Shillman as Chief Executive Officer, John J. Rogers as Treasurer, and Anthony J. Medaglia as Secretary, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

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                                   ARTICLE IV

                              MERGER CONSIDERATION;
                           CONVERSION OR CANCELLATION
                         OF SHARES IN THE MERGER; ESCROW

                        4.1 CONSIDERATION FOR MERGER; CONVERSION OR CANCELLATION OF SHARES IN MERGER. The manner of converting or canceling shares of Isys and Merger Sub in the Merger shall be as follows:

                       (a) At the Effective Time, each of the shares of common stock, par value $.0001 per share, including any and all restricted stock and vested stock options ("Option Shares"), of Isys (such common stock and Isys Option Shares shall be collectively referred to as "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Cognex or Merger Sub) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of common stock, par value $.002 per share or Option Shares, respectively, of Cognex ("Cognex Common Shares"). The Cognex Common Shares issued in connection with the Merger upon surrender and exchange of Isys Shares granted under the Isys 1991 Long Term Equity Incentive Plan ("Restricted Isys Shares") shall be subject to the same restrictions to which the Restricted Isys Shares surrendered were subject. The Aggregate Cognex Common Shares or "Share Consideration" for the Merger payable to the Isys Shareholders shall be that number of Cognex Common Shares with the aggregate stated value (as determined below) as follows:

                         (i) in the event the Closing Market Price (as defined below) is less than $26.00 per Cognex Common Share, the Shares shall be converted into 1,400,000 Cognex Common Shares with an aggregated stated value of the Closing Market Price multiplied by 1,400,000;

                         (ii) in the event the Closing Market Price is equal to or greater than $26.00 and less than or equal to $28.00 per Cognex Common Share, Cognex Common Shares into which the Shares shall convert shall have an aggregate stated value equal to $36,400,000, rounded to the nearest whole Cognex Common Share;

                         (iii) in the event the Closing Market Price is greater than $28.00 and less than or equal to $34.00 per Cognex Common Share, the Cognex Common Shares into which the Shares shall be converted shall have an aggregate stated value equal to $19,600,000 PLUS the product of $600,000 and the Closing Market Price, rounded to the nearest whole Cognex common share; and

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                         (iv)     in the event the Closing Market Price is
                                  greater than $34.00 per Cognex Common Share, the Cognex Common Shares into which the Shares shall be converted shall have an aggregate stated value equal to $40,000,000 rounded to the nearest whole Cognex Common Share.

                         The aggregate stated value of the Cognex Common Shares shall be based upon the Closing Market Price per Cognex Common Share, where the term "Closing Market Price" shall mean the average of the high and low sale prices for the Cognex Common Shares on the Nasdaq Stock Market for each of the five trading days immediately preceding the Effective Time. The ratio of the total number of Cognex Common Shares into which the Shares shall be converted to the total number of Shares shall be referred to as to "Exchange Ratio", which shall be expressed as the fraction the numerator of which is equal to the total number of Cognex Common Shares into which the Shares shall be converted and the denominator of which shall be equal to the total number of Shares.

              (b) Each Isys Shareholder, other than Dissenting Shareholders, as defined below, shall receive, in exchange for his or her Shares, his or her Pro-Rata Share of the Exchange Shares and the right to receive his or her Pro-Rata Share of the Escrow Shares, subject to the terms and conditions of the Escrow Agreement. For the purposes hereof, the "Pro-Rata Share" of each Isys Shareholder shall be a percentage equal to the fraction, the numerator of which is the number of shares of common stock of Isys held by such Isys Shareholder immediately prior to the Effective Time and the denominator of which is the total number of Shares outstanding immediately prior to the Merger.

              (c) All Shares to be converted into Cognex Common Shares pursuant to this Section 4.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive for each of the Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Cognex Common Shares specified above and cash in lieu of fractional Cognex Common Shares as contemplated by
        Section 4.4.

              (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, as such share of common stock is constituted immediately following the Effective Time.

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               4.2       Payment for Shares in the Merger.
                         --------------------------------

                (a) In accordance with Section 4.3, promptly after the Effective Time, The First National Bank of Boston, transfer agent for the Cognex Common Shares (the "Transfer Agent"), shall cancel all certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), and the holder of such Certificates shall forthwith receive the Share Consideration for the Shares represented by such Certificates. Notwithstanding the foregoing, pursuant to the provisions of Section 4.6, a portion of the aggregate Share Consideration which each of the Isys Shareholders would be otherwise entitled to receive shall be held in escrow.

                (b) The Isys Long Term Equity Incentive Plan (the "Incentive Plan") shall continue in effect after the Merger; provided, however, that, upon the Effective Date, all outstanding options to purchase shares of Isys Common Stock thereunder shall automatically convert into options to purchase shares of Cognex Common Stock ("Isys Options"). Each holder of an Isys Option granted under the Incentive Plan shall be entitled, in accordance with the existing terms of such Isys Option, to purchase after the Effective Time that number of shares of Cognex Common Stock determined by multiplying the number of shares of Common Stock of Isys subject to such Isys Option at the Effective Time by the Exchange Ratio, and the exercise price per share for each such Isys Option will equal the exercise price of the Isys Option immediately prior to the Effective Time divided by the Exchange Ratio. If the foregoing calculation results in an assumed option being exercisable for a fraction of a share, then the number of shares of Cognex Common Stock subject to such option will be rounded down to the nearest whole number with no cash being payable for such fractional share. The continuous term of employment with Isys will be credited to each holder of an Isys Option as if it were employment with Cognex for purposes of determining the vesting and the number of shares subject to exercise after the Exercise Time. The Isys Options shall vest and terminate on such dates, shall have the same restrictions and shall be substantially similar, as nearly as may be, to the options heretofore held by such individuals and converted as herein provided. Cognex agrees to file a registration statement on Form S-8 with respect to the shares issuable upon the exercise of the Isys Options. Payment of the exercise price of Isys Options may be made by delivery of shares of Cognex Common Stock owned by the exercising optionee having a fair market value equal in amount to the exercise price of the Isys Options being exercised; provided, however, that such payment by delivery of shares of Cognex Common Stock may be made only if such payment does not result in a charge to earnings of Cognex for financial accounting purposes.

        (c) Each holder of outstanding Isys Options which were granted in tandem with Restricted Isys Shares may, during the one year period from the date hereof, exercise only up to (i) 95% of such holder's Isys Options in the event the Closing Market Price is less than $26.00 per share or (ii) 90% of such holder's Isys Options in the event the Closing Market Price is equal to or greater than $26.00 per share.

                4.3      Exchange of Shares.
                         ------------------

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                (a) Subject to the terms and conditions of this Agreement, at the Closing, Cognex will deposit with the Transfer Agent, for the benefit of the Isys Shareholders, the Exchange Shares with instruction requiring the Transfer Agent to promptly notify each Isys Shareholder of the consummation of the Merger and to deliver to each Isys Shareholder, after the Effective Time and upon and subject to surrender of the Certificates, a certificate or certificate representing each Isys Shareholder's Pro-Rata Share of the Exchange Shares, rounded down to the nearest whole share.

                (b) As soon as practicable after the Effective Time, the Transfer Agent shall mail to each holder of record (other than Isys or Cognex or any subsidiary of Cognex or any Dissenting Shareholder) of Shares a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon delivery of the Certificates to the Transfer Agent), and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Cognex Common Shares. Upon surrender of Certificates for exchange and cancellation to the Transfer Agent, together with such letter of transmittal, duly executed, the holder of such Shares shall be entitled to receive in exchange therefor a certificate or certificates representing that number of Cognex Common Shares to which such holder of Certificates shall have become entitled to pursuant to the provisions of Section 4.1 and 4.2, and the Certificates so surrendered shall forthwith be canceled. Lost Certificates must be properly canceled and reissued by Isys for surrender to the Transfer Agent, and the Transfer Agent shall issue to each Isys Shareholder a certificate or certificates representing Cognex Common Shares only upon surrender of his or her Certificate or Certificates.

                (c) No dividends or other distributions declared after the Effective Time with respect to Cognex Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificates until the holder thereof shall surrender such Certificates. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of Certificates, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Cognex Common Shares. No holder of unsurrendered Certificates shall be entitled, until the surrender of such Certificates, to vote the Cognex Common Shares into which his Isys Shares shall have been converted.

                (d) If any certificate representing Cognex Common Shares is to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed for transfer (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Transfer Agent, in advance, any transfer or other taxes required by reason thereof, or shall establish to the satisfaction of the Transfer Agent that such taxes have been paid or are payable.

                (e) After the Effective Time there shall be no transfers on the stock transfer books of Isys of the Certificates which were outstanding immediately prior to the Effective Time.

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If, after the Effective Time, Certificates are presented for transfer to the
Transfer Agent, they shall be canceled and exchanged for certificates representing Cognex Common Shares as provided in this Article IV.

                (f) No certificate or scrip representing fractional Cognex Common Shares shall be issued upon the surrender for exchange of Shares, and no person or entity shall have any rights or interests in fractional Cognex Common Shares.

                (g) Any certificates representing Cognex Common Stock deposited with the Transfer Agent pursuant to Section 4.2(a) and not exchanged within eighteen months after the Effective Time pursuant to this Section 4.3 shall be returned by the Transfer Agent to Cognex, which shall thereafter act as the Transfer Agent. Cognex shall not be liable to any person for such shares delivered to public official pursuant to any applicable abandoned property, escheat or similar law.

               4.4 FRACTIONAL SHARES. No fractional Cognex Common Shares shall be issued in the Merger. In lieu of any such fractional securities, each Isys Shareholder who would otherwise have been entitled to a fraction of a share of Cognex Common Stock will be paid an amount in cash (without interest) equal to the Closing Market Price per Cognex Common Share determined pursuant to Section 4.1(a). Concurrently with distribution of the Share Consideration, Cognex shall distribute cash in lieu of any fractional interests in accordance with this Agreement to former shareholders of Isys.

               4.5 NO TRANSFER OF SHARES. No transfer of Shares shall be made on the stock transfer books of Isys after the date hereof.

               4.6 ESCROW OF COGNEX COMMON SHARES. At the Effective Time, an escrow ("Escrow") shall be established with State Street Bank and Trust Company (the "Escrow Agent") for an aggregate of either five percent (5%) or ten percent (10%) was determined by Section 1.3(a) hereof of the full number of Cognex Common Shares (the "Escrow Shares") to be issued by Cognex in the Merger. The Escrow shall be established pursuant to an agreement among Cognex, Rombach and the Escrow Agent in the form attached hereto as EXHIBIT A (the "Escrow Agreement"). At the Effective Time, by adoption of this Agreement, the Isys Shareholders (other than Dissenting Shareholders) shall be deemed to have:

                (i) ratified this Section 4.6 and directed Cognex to deliver to the Escrow Agent a certificate or certificates registered in the name of the Escrow Agent for that number of Cognex Common Shares otherwise distributable to the Isys Shareholders which represents each Isys Shareholder's Pro-Rata Share proportionate interest in the Escrow Shares; and

                (ii) appointed the Transfer Agent as their agent to effect the exchange of the Shares for Cognex Common Stock upon the surrender of the Shares (the fees and expenses of which Transfer Agent shall be borne by Cognex);

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                (iii)    appointed Rombach as their representative (the
                         "Representative") under the Escrow Agreement to receive notice of, determine, accept service of process, contest, settle or arbitrate all claims of Cognex made pursuant to this Agreement upon the Escrow Shares. The Representative shall not be liable for any action taken or omitted to be taken by him in good faith and believed by him to be authorized hereby or within the rights or powers conferred upon him hereunder, nor for any action taken or omitted to be taken by him in good faith and in accordance with advice of legal counsel (which counsel may be of the Representative's own choosing), and shall not be liable for any mistakes of fact or error of judgment or for any acts or omissions of any kind unless caused by his own willful misconduct or gross negligence. The Representative shall have authority to employ legal counsel to assist him in defense or settlement of any claims of Cognex upon the Escrow Shares, and the expenses of employing such counsel shall be borne by all of the Isys Shareholders (other than Dissenting Shareholders) in proportion to their stock ownership in the Escrow Shares (which expenses may be paid out of the escrow pursuant to the Escrow Agreement). In the event of the death or resignation of the Representative, a majority in interest of the Isys Shareholders shall choose a substitute or substitutes, and such successor or successors shall have all the same powers and authority as the Representative appointed under this Agreement. The Representative shall be entitled to rely on any writing furnished to him by Cognex or any other person reasonably deemed by the Representative to have authority to act on Cognex's behalf, and the Representative shall have no liability in respect of any action taken in reliance upon such writing.

        For such purpose, each Isys Shareholder's "proportionate interest" shall be that number of Cognex Common Shares that bears the same ratio to the Escrow Shares as the number of Cognex Common Shares receivable by such Isys Shareholder in the Merger bears to the total number of Cognex Common Shares receivable by all Isys Shareholders in the Merger. The Cognex Common Shares so delivered to the Escrow Agent and any other securities or other property or cash, and any income earned with respect thereto, from time to time held by the Escrow Agent pursuant to the terms of the Escrow Agreement is herein referred to as the "Escrow Fund." Any shares or other securities from time to time held in the Escrow Fund shall be registered in the name of the Escrow Agent or its nominee. The Escrow Fund shall be held by the Escrow Agent in escrow subject to the terms and conditions of the Escrow Agreement and shall apply to the indemnity of the Isys Shareholders set forth in Article IX hereof.

                4.7      Dissenters' Rights.
                         ------------------

                (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Isys Stock held by a shareholder of Isys not consenting to the Merger (a "Dissenting Shareholder") shall not be converted into Cognex Common Shares pursuant to Section 4.1, but

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



such Dissenting Shareholder shall only be entitled to such payments as are provided by the DGCL, which shall be paid by Cognex.

                (b) Notwithstanding the provisions of Section 4.7(a), if any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such Dissenting Shareholder's shares of Company Stock shall automatically be converted into Cognex Common Shares as provided in Section 4.1, without interest thereon.

                (c) Isys shall give Cognex (i) prompt notice of any written demands for appraisal of Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Isys and (ii) the opportunity to discuss with Isys any negotiations and proceedings with respect to demands for appraisals and will cooperate with Isys in those negotiations and proceedings. Isys shall not, except with the prior written consent of Cognex, voluntarily make any payment with respect to any demands for appraisal of Isys Stock or offer to settle or settle any such demands unless such settlement does not adversely affect the Merger or Cognex.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                               OF ISYS AND ROMBACH

        In order to induce Cognex to purchase the Shares, Isys and Rombach, acting jointly and severally, make the following representations and warranties which shall be true, correct and complete on the date hereof and shall be true, correct and complete as of the Closing (the parties acknowledging that any information contained in any Schedule to any section or subsection of this
Article V shall qualify not only all of the representations and warranties of Isys and Rombach made in such section or subsection, but also all of the other representations and warranties of Isys and Rombach made in any other section or subsection of this Article V):

        5.1 ORGANIZATION AND CORPORATE POWER. Each of Isys and each Subsidiary, as defined below, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. Each of Isys and each Subsidiary is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary and where the failure to be so qualified would have a material adverse affect on the business, condition or results of operations of Isys.

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



Isys has furnished to special counsel to Cognex true and complete copies of its Certificate of Incorporation and By-Laws, each as amended to date and presently in effect.

        5.2 AUTHORIZATION. Isys has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by Isys of this Agreement, and for the consummation of the Merger. This Agreement will be a valid and binding obligation of Isys enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity. Except for the approval of the Isys Shareholders, no further corporate action is necessary for the due authorization, delivery and performance of this Agreement and for the consummation of the transactions contemplated hereby.

        5.3 GOVERNMENT APPROVALS. Except for the filing of Certificates of Merger, no consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of Isys in connection with the execution, delivery and performance by Isys of this Agreement, or in connection with the consummation of the Merger.

        5.4 AUTHORIZED AND OUTSTANDING STOCK. SCHEDULE 5.4 attached hereto contains the name and address of each Isys Shareholder and the number of Shares owned by each Isys Shareholder. The authorized capitalized stock of Isys is set forth on SCHEDULE 5.4. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth on SCHEDULE 5.4, no Shares are held in the treasury of Isys or reserved for issuance. Except as set forth on SCHEDULE 5.4, there are not as of the date hereof and there will not be at the effective time any outstanding or authorized options, warrants, call rights, commitments or any other agreements of any character to which Isys is a party, or by which it is bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other securities of Isys. There are not as of the date hereof and there will not be at the Effective Time any shareholder agreement, voting trust or other agreements or understandings to which Isys or Rombach is bound relating to the Shares. Each Isys Shareholder has good and valid title to the shares specified on SCHEDULE 5.4 as being owned by him, free and clear of all liens, charges, encumbrances, pledges, voting agreements and any other encumbrances or restrictions on transfer. All issued and outstanding shares of capital stock of the Isys were issued (i) in transactions exempt from the registration provisions of the Securities Act of 1933, as amended (the "Act"), and (ii) in compliance with or in transactions exempt from the registration provisions of applicable state securities or blue-sky laws.

        5.5 SUBSIDIARIES. Except for Isys Research, Inc. ("Research") and Isys Controls International, Inc. ("Isys International", and together with Research, the "Subsidiaries"), Isys has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture or other non-corporate business enterprise. Research is a California corporation which has no assets. conducts no business and engages in no active operations. Isys International is a foreign sales corporation.

        5.6 FINANCIAL INFORMATION. Isys has previously delivered to Cognex (i) Isys' statements of income and retained earnings and cash flows for the fiscal year ended September 30, 1995 and (ii) balance sheet as of September 30, 1995, accompanied by the audit report of Coopers & Lybrand L.L.P. (the financial statements in clauses (i) and (ii) of this Section 5.6 are collectively referred to as the "Audited Financials"), and (iii) Isys' unaudited balance sheet and statements of income and retained earnings and cash flows for and as of the three months ended December 31, 1995 (the "Unaudited Statements" and, together with the Audited Financials, the "Financial Statements"). The Financial Statements are complete and correct and present fairly in accordance with generally accepted accounting principles applied on a basis consistent with prior periods the financial condition and results of operations of Isys as of the dates and for the periods shown; provided, however, that the Unaudited Statements are subject to year-end adjustments which will not be material, and do not have all footnotes required in accordance with generally accepted accounting principles. Isys has no liability, contingent or otherwise, which is not adequately reflected in or reserved against in the Financial Statements that could materially and adversely affect the financial condition of Isys. Since the date of the Audited Financials for the year ended September 30, 1995, there has been no change in the business, assets, liabilities, condition (financial or otherwise) or operations of Isys except for changes in the ordinary course of business which, individually or in the aggregate, have not been materially adverse, and (ii) none of the business, prospects, condition (financial or otherwise), operations, property or affairs of Isys has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

        5.7 EVENTS SUBSEQUENT TO THE DATE OF THE AUDITED FINANCIAL STATEMENTS. Since September 30, 1995, Isys has not (i) issued any stock, bond or other corporate security (other than trade credits issued in the ordinary course of business), (ii) borrowed any money, (iii) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (iv) made any loans to its employees, officers or directors other than travel advances made in the ordinary course of business,
(v) increased the compensation of Isys' employees, officers or directors, or
(vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim, except in the ordinary course of business.

        5.8 LITIGATION. Except as otherwise set forth on SCHEDULE 5.8, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of Isys and Rombach, threatened, against Isys or affecting any of its properties or assets, or against Rombach or any officer or key employee of Isys in his capacity as such, nor, to the knowledge of Isys and Rombach, has there occurred any event or does there exist any condition on the basis of which litigation, proceeding or investigation which could reasonably be expected to be instituted. Neither Isys nor Rombach, nor any officer or key employee of Isys in his capacity as such is, to the knowledge of Isys and Rombach, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency which may have a material adverse effect on the operations, conditions (financial or otherwise) or prospects of Isys (a "Material Adverse Effect").

        5.9 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Except as otherwise set forth on SCHEDULE 5.9, Isys is in compliance with all of the provisions of this Agreement and of its Certificate of Incorporation and By-laws, and with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute, and regulation by which it is bound or to which Isys or its properties are subject. Neither the execution, delivery or performance of this Agreement and any agreements executed in connection herewith ("Related Documents"), nor the Merger with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of Isys pursuant to any provision of its Certificate of Incorporation or By-laws, or any statute, rule or regulation, contract, lease, judgment, decree or other document or instrument by which Isys is bound or to which Isys or its properties are subject, or, to the knowledge of Isys and Rombach, will cause Isys to lose the benefit of any right or privilege it presently enjoys or cause any person who is expected to normally do business with Isys to discontinue to do so on the same basis, which in any such case would have a Material Adverse Effect.

        5.10 Taxes.
             -----

        (a) Isys has filed all Tax Returns (as defined below) it was required to file, and all such Tax Returns were correct and complete in all material respects. Notwithstanding the above, Isys has not filed a tax return for the fiscal year ended September 30, 1995, but has filed all required extensions and notices and made required payments so as not to be in default and subject to penalties. Isys has paid all Taxes (as defined below) owed by it, whether or not shown to be due on any such Tax Returns. The unpaid Taxes of Isys for Tax periods through December 31, 1995 do not exceed the accruals and reserves for Taxes set forth in the Unaudited Statements and will not exceed the reserve adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Isys in filing its Tax Returns. Isys has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Isys during a prior period) other than Isys. All Taxes that Isys is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies, or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, transfer gains, withholding, employment, payroll, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental, and franchise taxes imposed by the United States of America or any state, local, or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments, or additions to Tax resulting from, attributable to, or incurred in connection with any Tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements, or other information required to be supplied to a taxing authority in connection with Taxes.

        (b) Isys and Rombach have delivered to Cognex correct and complete copies of all federal income Tax Returns of Isys, examination reports, and statements of deficiencies assessed against or agreed to by Isys since September 30, 1990. The federal income Tax Returns of Isys have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through September 30, 1991. No examination or audit of any Tax Returns of Isys by any governmental entity is currently in progress or, to the knowledge of Isys and Rombach, threatened or contemplated.

        (c) Isys is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Isys are subject to an election under Section 341(f) of the Code. Isys has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Isys is not a party to any Tax allocation or sharing agreement or any Tax indemnity agreement. Isys has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. Isys has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Isys has not agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Isys has not participated in, nor will participate in, an international boycott within the meaning of
Section 999 of the Code. Isys is not a party to any agreement, contract, arrangement, or plan that has resulted, or would result, separately or in the aggregate, in the payment of any excess "parachute payments" within the meaning of Section 28OG of the Code.

        5.11 OWNED REAL PROPERTY. SCHEDULE 5.11 lists and describes briefly all real property that Isys owns. With respect to each parcel of such real property:

        (a) the identified owner has good and clear record and marketable title to such parcel, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not impair the intended uses, occupancy or value of such parcel (the "Intended Uses");

        (b) there are no (i) pending or, to the knowledge of Isys and Rombach, threatened condemnation proceedings relating to such parcel, (ii) pending or, to the knowledge of Isys and Rombach, threatened litigation or administrative actions relating to such parcel, or (iii) other matters affecting adversely the Intended Uses, occupancy or value thereof;

        (c) the legal description for such parcel contained in the deed thereof describes such parcel fully and adequately; the buildings and improvements may be used as of right under applicable zoning and land use laws for the Intended Uses, and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of current setback requirements, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and such parcel is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

        (d) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than Isys, and those tenants under leases disclosed in SCHEDULE 5.11) the right of use or occupancy of any portion of such parcel.

        (e) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

        (f) all facilities located on such parcel are supplied with utilities and other services necessary for the operation of such facilities, all of which services are adequate for the Intended Uses and in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel;

        (g) Isys has not received notice of, and to the best of Isys' knowledge, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the parcels;

        (h) the improvements constructed on the parcels are in good condition and proper order, free of roof leaks, insect infestation, and material construction defects, and all mechanical and utility systems servicing such improvements are in good condition and proper working order, free of material defects; and

        (i) each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (A) to fulfill any zoning, building code, or other municipal or governmental requirement, (B) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or (C) to fulfill the requirements of any lease. No building or other improvement not included in the parcels relies on any part of the parcels to fulfill any zoning, building code, or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities. Each of the parcels is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

        5.12 REAL PROPERTY LEASES. SCHEDULE 5.12 lists and describes briefly all real property leased or subleased to Isys and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. With respect to each lease and sublease listed on Schedule 5.12:
                   -------------

        (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

        (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

        (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

        (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

        (e) Isys has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

        (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

        (g) to the knowledge of Isys and Rombach, the owner of the facility leased or subleased has good and clear record and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions which do not impair the Intended Uses, occupancy or value of the property subject thereto; and

        (h) Isys has obtained non-disturbance agreements from the holder of each superior security interest and ground lease in connection with each such lease or sublease (each of which is listed in SCHEDULE 5.12); and the representations and warranties set forth in clauses (a) through (d) of this Section 5.12 with respect to leases and subleases are true and correct with respect to such nondisturbance agreements.

        5.13 PERSONAL PROPERTY. Except as set forth on SCHEDULE 5.13 and except for property sold or otherwise disposed of in the ordinary course of business since December 31, 1995, Isys owns free and clear of any liens or encumbrances, all of the personal property reflected as owned by Isys in the balance sheet contained in the Unaudited Statements, and all other material items of personal property acquired by Isys through the date hereof. All material items of such personal property are in normal operating condition, normal wear and tear excepted.

        5.14 PATENTS, TRADEMARKS, ETC. Set forth on SCHEDULE 5.14 is a list and brief description of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such that are in the process of being prepared, owned by or registered in the name of Isys, or of which Isys is a licensor or licensee or in which Isys has any right (other than business application software which is licensed by Isys in the ordinary course of business), and in each case a brief description of the nature of such right. Isys owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary to the conduct of its business as conducted and as proposed to be conducted, and except as otherwise set forth on SCHEDULE 5.14 or SCHEDULE 5.8, no claim is pending or threatened to the effect that the operations of Isys infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and there is no known basis for any such claim (whether or not pending or threatened). Except as otherwise set forth on SCHEDULE 5.14 or SCHEDULE 5.8, no claim is pending or, to the knowledge of Isys and Rombach, threatened to the effect that any such Intellectual Property owned or licensed by Isys, or which Isys otherwise has the right to use, is invalid or unenforceable by Isys, and there is no known basis for any such claim (whether or not pending or threatened).

        Rombach further represents that he has assigned to Isys any "Inventions and Discoveries" as defined in the Employment Agreement of even date herewith between Isys and Rombach and that such Inventions and Discoveries are the sole property of Isys.

        5.15 AGREEMENTS OF DIRECTORS, OFFICERS AND EMPLOYEES. To the knowledge of Isys and Rombach, no director, officer or employee of or consultant to Isys is in violation of any terms of any employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by Isys because of the nature of the business conducted or proposed to be conducted by Isys, or relating to the use of trade secrets or proprietary information of Isys.

        5.16 GOVERNMENTAL AND INDUSTRIAL APPROVALS. Isys has all the material permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the conduct of its business as presently conducted. All such material permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to the knowledge of Isys and Rombach, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated herein.

         5.17 FEDERAL RESERVE REGULATIONS. Isys has not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the sale of the Shares will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

        5.18 MATERIAL CONTRACTS AND OBLIGATIONS. SCHEDULE 5.18 sets forth a list of all material agreements or commitments of any nature to which Isys is a party or by which it is bound ("Material Contracts"), including without limitation (a) each agreement which requires future expenditures by Isys in excess of $25,000 or which might result in payments to Isys in excess of $25,000, (b) all employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, distributor and sales representative agreements, and purchase orders, (c) any agreement with any stockholder, officer or director of Isys, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity and (d) any agreement relating to the Intellectual Property. Isys has delivered to counsel to Cognex copies of such of the foregoing agreements as such counsel has requested. All of such agreements and contracts are valid, binding and in full force and effect.

        5.19 SECURITIES ACT. Isys has complied and will comply with all applicable federal or state securities laws in connection with the issuance and sale of the Shares. Neither Isys nor anyone acting on its behalf has offered any of the Shares, or similar securities, or solicited any offers to purchase any of such securities, in violation of the Act.

        5.20 INSURANCE COVERAGE. SCHEDULE 5.20 hereto contains an accurate summary of the insurance policies of Isys. Except as described on SCHEDULE 5.20, there are currently no claims pending against Isys under any insurance policies currently in effect and covering the property, business or employees of Isys, and all premiums due and payable with respect to the policies maintained by Isys have been paid to date.

        5.21 EMPLOYEES. SCHEDULE 5.21 contains a list of all employees of Isys, along with the position and the annual rate of compensation of each such person. To the knowledge of Isys and Rombach, no key employee or group of employees has any plans to terminate employment with Isys. Isys is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Isys and Rombach have no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Isys.

        5.22 Employee Benefits.
             -----------------

        (a) SCHEDULE 5.22 contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by Isys or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(l) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or postretirement compensation. For purposes of this Agreement, ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes Isys. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 550OR for the last five plan years for each Employee Benefit Plan, have been delivered to counsel to Cognex. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of Isys and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. Isys and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

        (b) There are no investigations by any governmental entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

        (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

        (d) Neither Isys nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

        (e) At no time has Isys or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

        (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Isys (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

        (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Isys or any ERISA Affiliate that would subject Isys or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

        (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of
Section 501(c)(9) of the Code.

        (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Isys from amending or terminating any such Employee Benefit Plan.

        (j) SCHEDULE 5.22(J) discloses each: (i) agreement with any director, executive officer or other key employee of Isys (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Isys of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Isys that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under
Section 28OG of the Code; and (iii) agreement or plan binding Isys, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

        5.23 Environmental Matters.
             ---------------------

        (a) Isys has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of Isys and Rombach, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to any Environmental Law involving Isys. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA") .

        (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by Isys. With respect to any such releases of Material of Environmental Concern, Isys has given all required notices to governmental entities (copies of which have been provided to counsel to Cognex). Neither Isys nor Rombach is aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by Isys that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by Isys. For purposes of this Agreement,"Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

        (c) Set forth on SCHEDULE 5.23 is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by Isys (whether conducted by or on behalf of Isys or a third party, and whether done at the initiative of Isys or directed by a governmental entity or other third party) which Isys has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the special counsel to Cognex.

        (d) Set forth on SCHEDULE 5.23 is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by Isys. Neither Isys nor any Management Shareholder is aware of any material environmental liability of any such transporter or facility.

        5.24 ACCOUNTS RECEIVABLE. All accounts receivable of Isys reflected in the Unaudited Statements are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts in the Unaudited Statements. All accounts receivable reflected in the financial or accounting records of Isys that have arisen since December 31, 1995 are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown in the Unaudited Statements.

        5.25 PERCENTAGE-OF-COMPLETION ACCOUNTING. Revenue reflected in the Financial Statements have been determined using the percentage-of-completion method of accounting. All accounts have been calculated, and the use of the percentage-of-completion method has been applied in accordance with Generally Accepted Accounting Principles ("GAAP"). Costs and estimated earnings in excess of billings reflected in the December 31, 1995 balance sheet have been calculated in accordance with GAAP and include no amounts that are billable more than 120 days from December 31, 1995. In addition, such billable amounts are covered in full, by valid purchase orders or other firm commitment to pay for such billings as they become due.

        5.26 INVENTORY. SCHEDULE 5.26 attached hereto is a complete and accurate list of all inventory of Isys, including inventory (a) reflected in the Unaudited Statements as of December 31, 1995, (b) held on consignment by Isys for which Isys has received payment, and (c) held at customer sites for which Isys has not received payment. All inventory of Isys is accurately reflected in the Unaudited Statements in accordance with GAAP and consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Unaudited Statements. All inventories not written-off have been priced at the lower of average cost or market on an average cost basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of Isys.

        5.27 NO BROKERS OR FINDERS. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Isys for any commission, fee or other compensation as a finder or broker because of any act or omission by Isys.

        5.28 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 5.28, there are no loans, leases or other continuing transactions between Isys on the one hand, and any officer or director of Isys or any person owning five percent (5%) or more of the Common Stock of Isys or any respective immediate family member or affiliate of such officer, director or stockholder on the other hand.

        5.29 ASSUMPTIONS, GUARANTEES, ETC. OF INDEBTEDNESS OF OTHER PERSONS. Isys has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness for borrowed money of any other person or entity, except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

        5.30 BOOKS AND RECORDS. The minute books of Isys contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof. The stock ledger of Isys is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of Isys.

        5.31 BANK ACCOUNTS. SCHEDULE 5.31 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Isys maintains safe deposit boxes or accounts of any nature, the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto and the numbers of all such safe deposit boxes or accounts.

        5.32 Customers and Suppliers.
             -----------------------

                (a) SCHEDULE 5.32(A) sets forth a list of the ten largest customers of Isys in terms of sales during the fiscal year ended December 31, 1995, showing the approximate total sales by Isys to each such customer during the fiscal year ended December 31, 1995.

                (b) SCHEDULE 5.32(B) sets forth a list of the ten largest suppliers of Isys in terms of purchases during the fiscal year ended December 31, 1995, showing the approximate total purchases by Isys from each supplier during the fiscal year ended December 31, 1995.

                (c) To the knowledge of Isys and Rombach there has not been any material adverse change in the business relationship of Isys with any customer or supplier named in SCHEDULE 5.32(A) or SCHEDULE 5.32(B). Except for the customers or suppliers named in SCHEDULE 5.32(A) or SCHEDULE 5.32(B), respectively, Isys has not had any customer who accounted for more than 5% of Isys's sales in any fiscal year during the period from January 1, 1993 to December 31, 1995; or any supplier from whom it purchased more than 5% of the goods or services which it purchased during the period January 1, 1993 to December 31, 1995.

        5.33 DISCLOSURES. This Agreement, the Schedules to this Agreement, the Related Documents, the Financial Statements, the Unaudited Statements and the other agreements, documents and written statements made by Isys or Rombach and furnished by Isys or Rombach to Cognex or Cognex's counsel in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of material fact or omit to any material fact necessary, in the light of the circumstances under which it was or will be made, to make the statements contained herein or therein not misleading.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF COGNEX AND MERGER SUB

         Cognex and Merger Sub each represents and warrants to Isys and Rombach that:

       6.1 CORPORATE ORGANIZATION. Each of Cognex and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. True and correct copies of the Articles of Organization and By-Laws of Cognex and Merger Sub in effect as of the date of this Agreement have been provided to Isys.

       6.2 QUALIFICATION TO DO BUSINESS. Each of Cognex and the Merger Sub is duly qualified or licensed to do business as a foreign corporation in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification necessary and failure to be so qualified or licensed would have a material adverse effect.

       6.3 CORPORATE POWER. Each of Cognex and Merger Sub has the requisite power and authority (corporate or otherwise) to own and operate its properties, to carry on its business as now being conducted, to execute, deliver and perform its obligation under this Agreement and to consummate the transactions contemplated hereby.

       6.4 CORPORATE AUTHORITY. The execution, delivery and performance of this Agreement by Cognex and Merger Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Cognex and Merger Sub. This Agreement and all other instruments required hereby to be executed and delivered by Cognex or Merger Sub have been, or will be, duly executed and delivered by authorized officers of Cognex or Merger Sub, as the case may be, and are, or when delivered will be, legal, valid and binding obligations of Cognex and Merger Sub, enforceable against Cognex and Merger Sub in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

       6.5 AUTHORIZATION FOR COGNEX COMMON SHARES AND OPTIONS. Cognex has taken all necessary action to permit it to issue the number of Cognex Common Shares required to be issued pursuant to Article IV and to assume the Isys Options. The Cognex Common Shares issued pursuant to Article IV and the Cognex Common Shares issuable upon exercise of Isys Options will, when issued, be validly issued, fully paid and nonassessable and no shareholder of Cognex will have any preemptive right of subscription or purchase in respect thereof.

       6.6 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution nor delivery of this Agreement nor the consummation by Cognex and Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Charter or By-Laws of Cognex and Merger Sub; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except (A) filings by Cognex, pursuant to the applicable requirements of the Securities Exchange Act and under the Securities Act and applicable state securities laws, and (B) the filings of Certificates of Merger pursuant to the MBCL and the DGCL and appropriate documents with the relevant authorities of other states in which Isys is authorized to do business; (iii) result in a violation of breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license agreement or other instrument or obligation to which Cognex or Merger Sub or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cognex or Merger Sub or to any of their respective assets.

       6.7 SEC REPORTS. Since January 1, 1995, Cognex has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Exchange Act (collectively, the "Cognex SEC Reports"). None of the Cognex SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Cognex is eligible for use of Form S-3 to register the sale of the Cognex Common Shares by the Isys Shareholders.

       6.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Cognex SEC Reports and except for the transactions contemplated hereby, since December 31, 1995, the business of Cognex has been carried on only in the ordinary and usual course, and there has been no material adverse change in the financial condition, operations, results of operations, management or business of the Cognex since December 31, 1995.

       6.9 FULL DISCLOSURE. Cognex has not knowingly withheld from Isys and Rombach any material facts relating to Cognex. No representation or warranty by Cognex contained in this Agreement or in any Related Document contains any untrue statement of a material fact, or omits to state any material fact necessary to make the representations and warranties herein contained not misleading.

       6.10 PRIVATE PLACEMENT. The issuance of the Cognex Common Shares to the Isys Shareholders in the Merger is intended to qualify as a private placement under Section 4(2) of the Act.

                                   ARTICLE VII

                                CERTAIN COVENANTS

                        7.1 CONDUCT OF ISYS' BUSINESS PENDING THE MERGER. Isys and Rombach agree that, from the date hereof to the Effective Time, except to the extent that Cognex shall otherwise consent in writing:

                       (a) Isys shall operate its business substantially as presently planned or operated and only in the ordinary, usual and customary manner, and, consistent with such operation, will use its best efforts to preserve intact its present business organization and its relationships with persons having business relationships with it.

                       (b) No amendment shall be made to the Certificate of Incorporation or the By-laws of Isys.

                       (c) Except for the exercise of fully vested outstanding options, warrants or convertible securities, all of which are set forth on SCHEDULE 5.4, there shall be no changes in the number of shares, par value or class of authorized or issued capital stock of Isys. In addition, Isys shall not grant any option, warrant, convertible security, or other right to acquire any shares of capital stock of Isys.

                       (d) There shall not be any declaration or payment of any dividend or other distribution in respect to the capital stock of Isys.

                       (e) Isys shall not (i) enter into any employment contract or consulting agreement or make any offer of employment to any persons or offer to engage any person as a consultant, or (ii) increase the wages, salary, fees or other compensation of any person(s) presently employed or rendering any service(s) to Isys.

                       (f) Except in the ordinary course of business, Isys shall not enter into, materially amend or renew, or waive or release any rights of material value under, any Material Contract.

                       (g) Neither Isys nor Rombach shall take any action, directly or indirectly, to negotiate or discuss with any person or entity, or solicit from any person or entity, any offer or indication of interest regarding (i) any merger or consolidation of Isys with any person other than Cognex or Merger Sub, (ii) any sale of a material portion of the assets of Isys or any license of any intellectual property or technology of Isys, (iii) any equity or debt investment in Isys by any person other than Cognex or Merger Sub, or (iv) any sale or transfer by Rombach of any Shares other than to Cognex or Merger Sub.

                        7.2 BOOKS AND RECORDS; ACCESS AND INFORMATION. From the date of this Agreement until the Effective Time, Isys shall give to Cognex, its officers and representatives reasonable access to the premises, books and records of Isys, and provide Cognex with such financial and operating data and other information with respect to its business and properties as it shall from time to time reasonably request, including, without limitation, all interim financial data as soon as it becomes available; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Isys.

                        7.3 NOTIFICATION OF CERTAIN MATTERS. Subsequent to the date of this Agreement and on or prior to the Effective Time, Isys and Cognex shall each promptly notify the other of:

                                (i) the receipt of any notice of, or other
       communication relating to, a default or event which, with notice or lapse of time or both, would become a default, under any material agreement to which it is a party or to which it or any of its respective material properties or assets may be subject or bound;

                               (ii) the receipt of any notice or other
       communication from any third party whose consent or approval is or may be required in connection with the transactions contemplated by this Agreement, denying such consent or approval;

                              (iii) the receipt of any notice or other communication from any governmental regulatory agency or authority in connection with the transactions contemplated hereby;

                               (iv) any material adverse change in its
       consolidated business, consolidated financial condition, operating results, assets, management, employee relations or customer relations; or

                                (v) any condition or fact which would not permit
       it to satisfy a condition to the other's obligation to effect the transactions contemplated hereby, including the Merger.

                        7.4 CONFIDENTIALITY. Each of the parties hereto agrees that it shall, and shall cause its subsidiaries and the officers, employees and authorized representatives of each of them to hold in strict confidence all data and information obtained by them from the other parties hereto (unless such information is or becomes readily ascertainable from public or published information) and shall not, and shall ensure that such subsidiaries, directors, officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of the party from which such data or information was obtained. In the event of the termination of this Agreement, each of the parties will return or destroy all documents, work papers and other materials (including all copies made thereof) obtained pursuant hereto.

                        7.5 POOLING. Each of Cognex, Isys, and Rombach hereby covenant and agree to take all steps reasonably necessary in order to permit Cognex to determine, based on the advice of Coopers & Lybrand L.L.P. and such other advice as Cognex may deem relevant, that consummation of the Merger would be accounted for as a pooling of interests in accordance with generally accepted accounting principles. Without limiting the generality of the foregoing, by the adoption hereof, each of the officers, directors and principal shareholders of Isys who may be deemed to be affiliates of Isys agrees that he will not sell or in any other way reduce such Isys Shareholder's risk relative to any Cognex Common Shares received in the Merger (within the meaning of the SEC's Financial Reporting Release No. 1, "Codification of Financing Reporting Policies," ss. 201.01 [47 F.R. 21030] (April 15, 1982)), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

                        8.1 CONDITIONS TO OBLIGATION OF COGNEX AND MERGER SUB TO CLOSE. The obligation of Cognex and Merger Sub to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

                       (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Isys and Rombach under this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

                       (b) OBSERVANCE AND PERFORMANCE. Isys and Rombach shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.

                       (c) NO ADVERSE CHANGE. There shall have occurred no material adverse change in the business, condition (financial or otherwise), management, prospects or results of operations of Isys since December 31, 1995.

                       (d) OFFICER'S CERTIFICATE. Isys shall have delivered to Cognex a certificate, dated the Closing Date, executed by the President of Isys and certifying to the satisfaction of the conditions specified in Sections 8.1(a), (b) and (c) hereof, insofar as they relate to Isys.

                       (e) CERTIFICATE OF ROMBACH. Rombach shall have delivered to Cognex a certificate or certificates, dated the Closing Date, executed by Rombach, and certifying to the satisfaction of the conditions specified in Sections 8.1(a), (b) and (c) hereof, insofar as they relate to Rombach.

                       (f) CONSENTS OF THIRD PARTIES. Cognex shall have received duly executed copies of all consents and agreements necessary for Isys and Rombach to effect the transactions contemplated hereby. Cognex hereby agrees to use its reasonable efforts to assist Isys in obtaining such consents and agreements;

                       (g) LEGAL OPINION. Cognex shall have received an opinion, dated the Closing Date, from Fenwick & West, counsel to Isys and Rombach, in the form attached hereto as EXHIBIT B.

                       (h) SHAREHOLDER CONSENT. Isys Shareholders holding greater than ninety percent (90%) in interest of the Isys Shares shall have consented to the Merger.

                       (i) POOLING LETTER. Coopers & Lybrand L.L.P. shall have issued to Cognex a letter to the effect that the Merger will qualify as a "pooling of interests" for accounting purposes.

                       (j) DUE DILIGENCE. Cognex shall have satisfactorily completed its due diligence review of Isys.

                       (k) CLOSING DOCUMENTS. Cognex shall have received such further instruments and documents as may be reasonably required for Isys and Rombach to consummate the transactions contemplated hereby.

                       (l) ESCROW AGREEMENT. The Escrow Agreement shall have been executed and delivered by all parties thereto.

                       (m) EMPLOYMENT AGREEMENT. Rombach shall have entered into an Employment Agreement with Isys substantially in the form attached hereto as EXHIBIT C.

                       (n) NON-COMPETITION AND NON-DISCLOSURE AGREEMENTS. The employees of Isys listed on SCHEDULE 5.21 who are also Isys Shareholders shall have executed Non- Competition and Non-Disclosure Agreements substantially in the form attached hereto as EXHIBIT D.

                       (o) NO LEGAL ACTIONS. No court or governmental authority of competent jurisdiction shall have issued an order not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

                       (p) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be satisfactory in form and substance to Cognex and its counsel.

                   (q) FAIRNESS OPINION. Cognex shall have received a fairness opinion concerning the Merger of an investment banking firm retained by Cognex, which opinion shall be acceptable to Cognex in its sole discretion.

                   (r) AFFILIATE AGREEMENTS. Cognex shall have received from each Isys affiliate listed on SCHEDULE 8.1(R) an Affiliate Agreement in the form of EXHIBIT E attached hereto.

                   8.2 CONDITIONS TO OBLIGATIONS OF ISYS AND MANAGEMENT SHAREHOLDERS TO CLOSE. The obligation of Isys and Rombach to effect closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

                   (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cognex and the Merger Sub under this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

                   (b) OBSERVANCE AND PERFORMANCE. Cognex and Merger Sub shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.

                   (c) ABSENCE OF MATERIAL ADVERSE CHANGE. There shall not have been, in the reasonable judgment of the Board of Directors of Isys, any material adverse change in the business or financial condition of Cognex since December 31, 1995.

                   (d) OFFICER'S CERTIFICATE. Cognex shall have delivered to Isys and Rombach a certificate, dated the Closing Date, executed by the appropriate officer of Cognex and certifying to the satisfaction of the conditions specified in Sections 8.2 (a), (b) and (c) hereof.

                   (e) LEGAL OPINION. Isys and Rombach shall have received an opinion, dated the Closing Date, from Hutchins, Wheeler & Dittmar, counsel to Cognex and Merger Sub, in the form attached hereto as EXHIBIT F.

                   (f) ESCROW AGREEMENT. The Escrow Agreement shall have been executed and delivered by all parties thereto.

                   (g) NO LEGAL ACTIONS. No court or governmental authority of competent jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

                   (h) CLOSING DOCUMENTS. Isys and Rombach shall have received such further instruments and documents as may be reasonably required for Cognex and Isys to consummate the transactions contemplated hereby.


                                   ARTICLE IX

                                 INDEMNIFICATION

                    9.1 INDEMNIFICATION BY ISYS SHAREHOLDERS. Subject to the limitations set forth in the Escrow Agreement and Section 12.2 hereof, each of the Isys Shareholders, by adoption of this Agreement, severally agrees to indemnify and hold harmless Cognex from and after the Effective Time against and with respect to:

                   (a) Any and all loss, injury, damage or deficiency resulting from any misrepresentation or breach of warranty on the part of Isys or such Isys Shareholder under this Agreement;

                   (b) Any and all loss, injury, damage or deficiency resulting from any non-fulfillment of any covenant or agreement on the part of Isys or such Isys Shareholder under this Agreement; and

                   (c) Any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                    9.2 INDEMNIFICATION BY COGNEX. Cognex hereby agrees to indemnify and hold harmless each of the Isys Shareholders at all times form and after the Effective Time against and with respect to:

                   (a) Any and all loss, injury, damages or deficiency resulting from any misrepresentation or breach of warranty on the part of Cognex or Merger Sub under this Agreement;

                   (b) Any and all loss, injury, damage or deficiency resulting from any non-fulfillment of any covenant or agreement on the part of Cognex or Merger Sub under this Agreement; and

                   (c) Any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                    9.3 PROCEDURES FOR INDEMNIFICATION. Promptly after receipt by an indemnified party pursuant to the provisions of Section 9.1 or 9.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against an indemnifying party pursuant to the provisions of
Section 9.1 or 9.2, promptly notify such indemnifying party of the commencement thereof; but the omission to so notify such indemnifying party will not relieve it from any liability which it may have to the indemnified party otherwise than hereunder. In case such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party pursuant to the provisions of such Section 9.1 or 9.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (a) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (b) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (c) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release from all liability in repsect to such claim or litigation.

                    9.4 INDEMNITY ESCROW FUND. The Escrow Fund established pursuant to the terms of the Escrow Agreement shall be available to Cognex, subject to the terms thereof, as its sole and exclusive source to satisfy the obligations of the Isys Shareholders under this Article IX. The Shares otherwise issuable to Rombach but deposited into the Escrow Fund shall constitute the total liability of Rombach under this Agreement.

                                    ARTICLE X

                               REGISTRATION RIGHTS

                   10.1 REQUIRED REGISTRATION. Within ten (10) days after the Closing, Cognex shall prepare and file a registration statement on Form S-3 under the Act covering the Cognex Common Shares issued in the Merger and shall use its best efforts to cause such registration statement to become effective by such time as Cognex releases financial statements containing at least 30 days of combined operations of Cognex and Isys. Cognex shall be obligated to prepare, file and use best efforts to cause to become effective only one registration statement (on Form S-3 or any successor form promulgated by the SEC ("Form S-3")) pursuant to this Section 10.1, and to pay the expenses associated with such registration statement, provided, however, that if an effective registration statement ceases to be effective for any reason other than any action or inaction on the part of the Isys Shareholders, Cognex shall prepare, file and cause to become effective another registration statement and to pay the expenses associated therewith.

       Without the written consent of the holders of a majority of the Cognex Common Shares for which registration has been effected pursuant to this Section 10.1, neither Cognex nor any other holder of securities of Cognex may include securities in such registration.

                   10.2 REGISTRATION PROCEDURE. In connection with the registration of Cognex Common Shares under the Securities Act, Cognex will:

                   (a) prepare and file with the SEC a registration statement with respect to such securities, and use its best efforts to cause such registration statement to become and remain effective for the earlier of two years from the Effective Time or until such time as all the Cognex Common Shares issued in the Merger are sold;

                   (b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed the earlier of two years from the Effective Time or until such time as all the Cognex Common Shares issued in the Merger are sold;

                   (c) furnish to the security holders participating in such registration such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such security holders may reasonably request in order to facilitate the public offering of such securities;

                   (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as such participating holders may reasonably request in writing, except that Cognex shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

                   (e) notify the security holders participating in such registration, promptly after it shall receive notice thereof of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                   (f) notify such holders promptly of any such request by SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

                   (g) prepare and file with the SEC, promptly upon the request of any such holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for such holders (and concurred in by counsel for Cognex), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Cognex Common Shares by such holder;

                   (h) prepare and promptly file with the SEC and promptly notify such holders of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and

                   (i) advise such holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

                   10.3 EXPENSES. Cognex shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for Cognex, all internal Cognex expenses, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the selling security holders, underwriting discounts and commissions and transfer taxes and any other expenses incurred by the selling security holders not expressly included above, shall be borne by the selling security holders.

                   10.4  Indemnification.  With respect to such registration:
                         ---------------

                   (a) Cognex will indemnify and hold harmless each holder of Cognex Common Shares which are included in a registration statement pursuant to the provisions of this Article X, its directors and officers, and any underwriter (as defined in the Securities Act) for such holder and each person, if any, who controls such holder or such underwriter within the meaning of the Securities Act, from and against, and will reimburse such holder and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such holder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Cognex will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

                   (b) Each holder of Cognex Common Shares which are included in a registration pursuant to the provisions of this Article X will indemnify and hold harmless Cognex, its directors and officers, any controlling person and any underwriter from and against, and will reimburse Cognex, its directors and officers, any controlling person and nay underwriter with respect to, any and all loss, damage, liability, cost or expense to which Cognex or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such holder specifically for use in the preparation thereof, provided, however, that the total amounts payable in indemnity by an Isys Shareholder shall not exceed the net proceeds received by such Isys Shareholder in the registered offering out of which the indemnity arises.

                   (c) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 10.5 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or
       (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

       10.5 S-8 REGISTRATION STATEMENT. As soon as practicable after the Effective Date, but in no event more than fifteen (15) days thereafter, Cognex shall prepare and file with the SEC a registration statement on Form S-8 covering the Cognex Common Shares issuable upon exercise of Isys Options.

                                   ARTICLE XI

                                   TERMINATION

                   11.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Isys:

                   (a) by mutual consent of the Boards of Directors of Cognex and Isys;

                   (b) by either Cognex or Isys if (i) any of the conditions to their respective obligations specified in Article VIII hereof have not been satisfied or waived prior to February 29, 1996, or (ii) the Merger shall not have been consummated on or before February 29, 1996; provided, however, that the right to terminate this Agreement pursuant to this
       Section 11.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of any of the conditions specified in Article VIII that are required to have been satisfied prior to the Merger.

                   11.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either Cognex or Isys, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, shareholders or agents, except as provided in Sections 7.4 hereof and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement.


                                   ARTICLE XII

                                  MISCELLANEOUS

                   12.1 EMPLOYMENT AND NON-COMPETITION AGREEMENTS. Rombach recognizes that his willingness to enter into the restrictive covenants contained in the Employment, Non- Competition and Non-Disclosure Agreements referred to in Sections 8.1(m) and 8.1(n) was a critical condition precedent to the willingness of Cognex and Merger Sub to enter into and perform their respective obligations under the Merger Agreement. Rombach also acknowledges that the restrictions contained in such agreements will not materially or unreasonably interfere with his ability to earn a living.

                   12.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations, warranties, covenants and agreements of Cognex, Isys and Rombach in this Agreement shall survive the Effective Time for a period of one year.

                   12.3 EXPENSES. Whether or not the Merger is consummated, all costs and expenses (including without limitation the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Cognex, in the case of costs and expenses incurred by Cognex or Merger Sub; by Isys, in the case of costs and expenses incurred by Isys; and by Rombach, in the case of costs and expenses incurred by Rombach.

                   12.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given, if given) by hand delivery, transmitted by telegram, telex or telecopy or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

                   (a)   If to Cognex or Merger Sub to:

                         Cognex Corporation
                         One Vision Drive
                         Natick, MA  01760
                         Attention: Robert J. Shillman
                         Telephone: (508) 650-3000
                         Telecopy:  (508) 650-3331

                     with a copy to:

                         Hutchins, Wheeler & Dittmar
                         101 Federal Street

                         Boston, Massachusetts  02110
                         Attention:  Anthony J. Medaglia, Jr.
                         Telephone:  (617) 951-6600
                         Telecopy:   (617) 951-1295

                   (b)   If to Isys or Rombach to:

                         Isys Controls, Inc.
                         2060 Challenger Drive
                         Alameda, CA  94501
                         Attention:  Richard Rombach
                         Telephone:  (510) 865-9882
                         Telecopy:   (510) 865-9927

                     with a copy to:

                         Fenwick & West
                         Two Palo Alto Square
                         Palo Alto, CA  94308
                         Attention:  Fred  M. Greguras
                         Telephone:  (415) 494-0600
                         Telecopy:   (415) 494-0674

                   (c)   If to the Escrow Agent to:

                         State Street Bank and Trust Company
                         Two International Place
                         Boston, MA   02110
                         Attention:  Brian Fitzgerald
                         Telephone:  (617) 664-5453
                         Telecopy:   (617) 664-5371

or to such other address as the person to whom notice is given has previously furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                   12.5 AMENDMENTS. This Agreement may be amended by all the parties hereto by action taken by their respective Boards of Directors at any time before or after approval thereof by the shareholders of Isys, but, after such approval, no amendment shall be made which in any way adversely affects any of the Isys Shareholders without further approval of the Isys Shareholders. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

                   12.6 WAIVER. At any time prior to the Effective Time, Cognex or Isys may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the obligations of the other party or any of the conditions to its own obligations contained herein to the extent permitted by law. Any agreement on the part of Cognex and Isys to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Cognex and Isys. Any such agreement on the part of Isys shall also be binding upon Rombach.

                   12.7 BROKERS. Isys and Rombach, on the one hand, and Cognex and Merger Sub on the other, each represent and warrant to the others that no broker, finder or investment banker engaged by them is entitled to any brokerage, finder's or other fee or commission, in connection with the transactions contemplated hereby.

                   12.8 PUBLICITY. No party other than Cognex shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement, and any public announcement or press release by Cognex shall require the prior approval of Isys both as to the making of such announcement or release and as to the form and content thereof, except to the extent that Cognex is advised by counsel, in good faith, that such announcement or release is required as a matter of law and full opportunity for prior consultation is afforded to Isys to the extent practicable.

                   12.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                   12.10 NONASSIGNABILITY. This Agreement shall not be assigned by operation of law or otherwise.

                   12.11 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.

                   12.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto.

                   12.13 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law rules.

                   12.14 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

       12.15 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto (except the Related Documents) and supersedes all prior agreements and understandings oral or written, among the parties hereto with respect to the subject matter hereof and thereof.

                                 * * * * * *

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Cognex, Merger Sub and Isys and by Rombach on the date first above written.

                                       COGNEX CORPORATION

                                       By: /s/  Richard B. Snyder
                                          -------------------------------
                                          Name:  Richard B. Snyder
                                          Title: Executive Vice President


                                       COGNEX SOFTWARE DEVELOPMENT, INC.

                                       By: /s/  Richard B. Snyder
                                          -------------------------------
                                          Name:  Richard B. Snyder
                                          Title: Vice President


                                       ISYS CONTROLS, INC.

                                       By: /s/  Richard Rombach
                                          -------------------------------
                                          Name:  Richard Rombach
                                          Title: President

                                          /s/  Richard Rombach
                                          -------------------------------
                                          Name:  Richard Rombach